UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2008

A.D.A.M., Inc.

(Exact name of registrant as specified in its charter)

Georgia	0-26962	58-1878070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 10th Street, NE, Suite 525 Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 404-604-2757

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

The information set forth under Item 2.03 is incorporated by reference into this Item 1.01.

ITEM 1.02	Termination of a Material Definitive Agreement

All outstanding obligations of A.D.A.M., Inc., a Georgia corporation (the “Company”), under the Credit Agreement dated as of August 14, 2006 (the “2006 Credit Agreement”) among the Company, certain of its subsidiaries, as guarantors and additional credit parties, the financial institutions from time to time parties thereto, as lenders thereunder, and CapitalSource Finance LLC, a Delaware limited liability company (“CapitalSource”), as administrative agent for the lenders, were repaid in full and the 2006 Credit Agreement was terminated with such repayment on December 31, 2008.

The 2006 Credit Agreement provided for a revolving credit facility of up to $2.0 million which would have matured in August 2011 at which time all outstanding amounts and letters of credit thereunder would have been due and payable, a $20.0 million term loan which would have matured in June 2011 at which time all outstanding amounts and letters of credit thereunder would have been due and payable and a $5.0 million convertible note which would have matured in August 2011 (the “Convertible Note”), at which time all outstanding amounts and letters of credit thereunder would have been due and payable. The 2006 Credit Agreement also contained a provision for a prepayment of 50% Excess Cash Flow (as defined in the 2006 Credit Agreement).

In connection with the termination of the 2006 Credit Agreement and CapitalSource agreeing to the prepayment of the Convertible Note, which the Company was not otherwise able to prepay, the Company issued a warrant (the “Warrant”) to an affiliate of CapitalSource to purchase up to 411,667 shares of the Company’s common stock at a price of $3.65 per share to replace the equity component of the Convertible Note. The Warrant is exercisable immediately and expires on either August 14, 2011 or August 14, 2014 depending on whether as of August 14, 2011 the Company has issued any shares of any class of capital stock which is preferred as to dividends or as to the distribution of assets upon the voluntary or involuntary dissolution, liquidation or winding up of the Company. The Company granted the holder of the Warrant certain registration rights with respect to the resale of the shares issued upon exercise of the Warrant. The Warrant was issued in a transaction not involving a public offering pursuant to the exemption provided under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The shares of the Company’s common stock to be issued upon exercise of the Warrant have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements.

In connection with the prepayment of the 2006 Credit Agreement, the Company will record a non-cash charge of approximately $900,000 related to the write-off of unamortized financing fees and issuance of the Warrant.

The Warrant is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Warrant is qualified in its entirety by reference to such exhibit.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 31, 2008, the Company entered into a Loan and Security Agreement (the “2008 Loan Agreement”) with RBC Bank (USA) ( “RBC Bank”). The credit facility under the 2008 Loan Agreement consists of a revolving line of credit, a term loan facility and a letter of credit facility.

Under the term loan facility, on December 31, 2008, the Company borrowed $10.0 million from RBC Bank. Under the 2008 Loan Agreement, the term loan bears interest at a floating rate per annum equal to 30-day LIBOR plus 3.25%. Principal and interest are due and payable in 36 equal consecutive monthly installments of approximately $166,667 on the first calendar day of each month until December 1, 2011, when one final payment of the entire balance of principal, accrued and unpaid interest and other fees and expenses outstanding under the 2008 Loan Agreement are due and payable in full. There are no prepayment penalties associated with the term loan facility. Proceeds from the term loan facility under the 2008 Loan Agreement were used to prepay in full the Company’s obligations under the 2006 Credit Agreement.

Under the revolving line of credit, the Company may request advances in an amount that may not exceed at any time (i) the lesser of $3.0 million or (ii) the Borrowing Base (as defined in the 2008 Loan Agreement), minus the aggregate face amount of all outstanding Letters of Credit (as defined in the 2008 Loan Agreement). Under the 2008 Loan Agreement, the revolving loan bears interest at a floating rate per annum equal to 30-day LIBOR plus 2.75%. Interest payments on advances made under the revolving line of credit are due and payable in arrears on the first calendar day of each month until December 1, 2010. Principal and accrued and unpaid interest are due and payable on December 31, 2010. There are no prepayment penalties associated with the revolving line of credit. As of December 31, 2008, the Company had not requested any advances under the revolving line of credit. Advances under the revolving line of credit may be used by the Company in its business.

Under the letter of credit facility, through December 31, 2010, the Company may request RBC Bank to issue letters of credit for its account in an aggregate outstanding face amount not to exceed the amount of advances under the revolving line of credit at the time of the issuance of the letter of credit. Subject to other limitations set forth in the 2008 Loan Agreement, the amount of aggregate outstanding amount of letters of credit shall not exceed $500,000. The Company is required to pay RBC Bank a fee of 1.5% per annum of the face amount of the letters of credit issued pursuant to the 2008 Loan Agreement.

Loans made under the 2008 Loan Agreement are secured by a first lien security interest on all assets, including intellectual property, of the Company and certain of its subsidiaries.

The 2008 Loan Agreement contains customary representations, warranties, affirmative and negative covenants (including a requirement to maintain its primary operating depository accounts with RBC Bank), agreements, default provisions and indemnities. The Company is also subject to certain specified financial covenants with respect to a minimum funded debt to EBITDA ratio and a modified fixed charge coverage ratio.

The 2008 Loan Agreement, Commercial Promissory Note dated December 31, 2008 in the original principal amount of $10,000,000 and Commercial Promissory Note dated December 31, 2008 in the original principal amount of $3,000,000 are attached as Exhibits 10.1, 10.3 and 10.4, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing description of the 2008 Loan Agreement is qualified in its entirety by reference to such exhibits.

ITEM 3.02	Unregistered Sales of Equity Securities

The information set forth under Item 1.02 is incorporated by reference into this Item 3.02.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Loan and Security Agreement dated December 31, 2008
10.2	Warrant dated December 31, 2008
10.3	Commercial Promissory Note dated December 31, 2008 in the original principal amount of $10,000,000
10.4	Commercial Promissory Note dated December 31, 2008 in the original principal amount of $3,000,000

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2009	A.D.A.M., Inc.

	By:	/s/ Kevin S. Noland
Kevin S. Noland President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Loan and Security Agreement dated December 31, 2008
10.2	Warrant dated December 31, 2008
10.3	Commercial Promissory Note dated December 31, 2008 in the original principal amount of $10,000,000
10.4	Commercial Promissory Note dated December 31, 2008 in the original principal amount of $3,000,000